Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

dated as of

August 1, 2004

among

SPORTSLINE.COM, INC.

VIACOM INC.

and

STARGATE ACQUISITION CORP. TWO

i

ii

iii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER dated as of August 1, 2004 among SPORTSLINE.COM, INC., a Delaware corporation (the “Company”), VIACOM INC., a Delaware corporation (“Parent”), and STARGATE ACQUISITION CORP. TWO, a Delaware corporation and an indirect wholly-owned subsidiary of Parent (“Merger Subsidiary”).

WHEREAS, the Parent and the Company have agreed to merge Merger Subsidiary and the Company, upon the terms and subject to the conditions set forth herein (the “Merger”); and

WHEREAS, (i) the Special Committee of the Board of Directors of the Company (the “Special Committee”) has determined that this Agreement and the Merger are fair to, and in the best interests of, the Company and its stockholders (other than Parent and its Affiliates) and has resolved to recommend to the Board of Directors of the Company that the Board of Directors approve and declare advisable this Agreement and the Merger and to recommend that the stockholders of the Company adopt this Agreement, (ii) the Board of Directors of the Company has determined that this Agreement and the Merger are fair to and in the best interests of the Company and its stockholders, has approved and declared advisable this Agreement and the Merger and has resolved to recommend that the stockholders of the Company adopt this Agreement, (iii) the Board of Directors of Merger Subsidiary has determined that this Agreement and the Merger are fair to, and in the best interest of, Merger Subsidiary and its stockholder, approved and declared advisable this Agreement and recommended that the sole stockholder of Merger Subsidiary adopt this Agreement, and (iv) the sole stockholder of Merger Subsidiary has adopted this Agreement; and

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s willingness to enter into this Agreement, Michael Levy, Mark J. Mariani and Kenneth W. Sanders are concurrently herewith entering into a Voting and Irrevocable Proxy Agreement with Parent (each, a “Voting Agreement” and collectively, the “Voting Agreements”) pursuant to which Messrs. Levy, Mariani and Sanders are, among other things, agreeing to vote the Company Stock owned by them in favor of the adoption of this Agreement.

NOW THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements herein contained, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

SECTION 1.1. Definitions. (a) The following terms, as used herein, have the following meanings:

“Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any offer or proposal for, any indication of interest in, or any submission of inquiries from any Third Party relating to (i) any acquisition or purchase, direct or indirect, of 20% or more of the consolidated assets of the Company and its Subsidiaries or over 20% of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of the Company, (ii) any tender offer (including a self tender) or exchange offer that, if consummated, would result in such Third Party beneficially owning 20% or more of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of the Company or (iii) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of the Company.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person; provided that, other than for purposes of Sections 4.21(a)(viii), 4.21(a)(xiii) and 4.22, with respect to (i) Parent or Merger Subsidiary prior to the Effective Time, neither the Company nor any of its Subsidiaries shall be deemed to be an “Affiliate” thereof, (ii) the Company prior to the Effective Time, neither Parent nor any of its Subsidiaries shall be deemed to be an “Affiliate” thereof and (iii) Parent and its Subsidiaries, (x) only those Persons controlled by Parent shall be deemed to be “Affiliates” thereof and (y) in no event shall Westwood One, Inc. or any of its Subsidiaries be deemed an Affiliate of Parent or any of its Subsidiaries; provided, further, that for purposes of Sections 4.2(b) and 4.15, the foregoing clauses (i), (ii) and (iii)(x) shall not be applicable.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Law to close.

“Code” means the Internal Revenue Code of 1986.

“Company Balance Sheet” means the consolidated balance sheet of the Company as of December 31, 2003 and the footnotes thereto set forth in the Company 10-K.

“Company Balance Sheet Date” means December 31, 2003.

“Company Stock” means the common stock, $.01 par value, of the Company.

“Company 10-K” means the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2003.

“Delaware Law” means the General Corporation Law of the State of Delaware.

“Environmental Laws” means any federal, state, local or foreign Law (including, without limitation, common law), treaty, judicial decision, regulation, rule, judgment, order, decree, injunction, permit or governmental restriction or requirement or any agreement with any Governmental Authority or other third party, relating to human health and safety, the environment or to pollutants, contaminants, wastes or chemicals or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substances, wastes or materials.

“Environmental Permits” means all permits, licenses, franchises, certificates, approvals and other similar authorizations of governmental authorities relating to or required by Environmental Laws and affecting, or relating in any way to, the business of the Company or any Subsidiary as currently conducted.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” of any entity means any other entity that, together with such entity, would be treated as a single employer under Section 414 of the Code.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Intellectual Property” means (i) all United States and non-United States patents and patent applications, (ii) all registered and unregistered United States and non-United States trademarks, service marks, logos, trade names, corporate names and fictitious names, and registrations and applications for registration thereof, (iii) all registered United States and non-United States copyrights and applications for registration thereof, (iv) all Internet domain name registrations, and (v) all goodwill associated with any of the foregoing.

“knowledge” of any Person that is not an individual means the knowledge of such Person’s officers after reasonable inquiry.

“Law” means any law, constitution, statute, code, ordinance, rule, regulation, judgment, injunction, order, decision, ruling, award, policy or decree, or any provisions or interpretations of the foregoing, including general principles of common and civil law and equity, binding on or affecting the Person referred to in the context in which such word is used.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset. For purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

“Material Adverse Effect” means, with respect to any Person, an event, change, circumstance or effect that is or is reasonably likely (i) to be materially adverse to the financial condition, business or results of operations of such Person and its Subsidiaries, taken as a whole or (ii) to prevent or materially impair or delay the consummation of the transactions contemplated by this Agreement.

“1933 Act” means the Securities Act of 1933, as amended.

“1934 Act” means the Securities Exchange Act of 1934, as amended.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“SEC” means the Securities and Exchange Commission.

“Subsidiary” with respect to any Person, means any corporation or other organization, whether incorporated or unincorporated, (i) of which such Person or any other Subsidiary of such Person is a general partner or (ii) of which at least 50% of the securities or other interests having by their terms ordinary voting power to elect at least 50% of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person, by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries.

“Tax” means (i) any tax, governmental fee or other like assessment or charge of any kind whatsoever (including, but not limited to, withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount imposed by any Taxing Authority responsible for the imposition of any such tax (domestic or foreign), and any liability for any of the foregoing as transferee, (ii) in the case of the Company or any of its Subsidiaries, liability for the payment of any amount of the type described in clause (i) as a result of being or having been before the Effective Time a member of an affiliated, consolidated, combined or unitary group, or a party to any agreement or arrangement, as a result of which liability of the Company or any of its Subsidiaries to a Taxing Authority is determined or taken into account with reference to the activities of any other Person, and (iii) liability of the Company or any of its Subsidiaries for the payment of any amount as a result of being party to any Tax sharing agreement or with respect to the payment of any amount imposed on any Person of the type described in (i) or (ii) as a result of any existing express or implied agreement or arrangement (including, but not limited to, an indemnification agreement or arrangement).

“Taxing Authority” means any Governmental Authority responsible for the imposition of any Tax.

“Tax Return” means any report, return, document, declaration or other information or filing required to be supplied to any Taxing Authority with respect to Taxes, including information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

“Third Party” means any Person as defined in Section 13(d) of the 1934 Act, other than Parent or any of its Affiliates.

Any reference in this Agreement to a statute shall be to such statute, as amended from time to time, and to the rules and regulations promulgated thereunder.

(b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Certificates	2.4
Closing	2.2
Company	Preamble
Company Licensed Intellectual Property	4.20
Company Owned Intellectual Property	4.20
Company Proxy Statement	4.9
Company SEC Documents	4.7

Term	Section
Company Securities	4.5
Company Stockholder Meeting	6.2
Company Stock Option	2.6
Company Subsidiary Securities	4.6
Company Warrant	2.6
Confidentiality Agreement	6.3
Disclosure Schedule	11.13
Dissenting Shares	2.5
Effective Time	2.1
Employee Plans	4.17
End Date	10.1
Exchange Agent	2.4
Forward Subsidiary Merger	2.1
GAAP	4.8
Governmental Authority	4.21
Indemnified Person	7.1
Joint Venture	4.6
Material Contracts	4.21
Merger	Recitals
Merger Consideration	2.3
Merger Subsidiary	Preamble
Multiemployer Plan	4.17
Parent	Preamble
Sarbanes-Oxley Act	4.7
Schedule 13E-3	4.9
Special Committee	Recitals
Stockholder Vote	4.2
Superior Proposal	6.3
Superior Proposal Agreement	10.1
Surviving Corporation	2.1
Voting Agreement	Recitals

ARTICLE 2

THE MERGER

SECTION 2.1. The Merger. (a) Subject to the terms and conditions of this Agreement, at the Effective Time, Merger Subsidiary shall be merged with and into the Company in accordance with Delaware Law, whereupon the separate existence of the Merger Subsidiary shall cease, and the Company shall be the surviving corporation and continue its corporate existence under Delaware Law; provided that Parent may, in its sole discretion, elect instead that, subject to the terms and conditions of this Agreement, at the Effective Time, the Company shall be merged with and into Merger Subsidiary, in accordance with Delaware Law, whereupon the separate existence of the Company shall cease, and Merger Subsidiary shall be the Surviving Corporation and continue its corporate existence under Delaware Law (the “Forward Subsidiary Merger”).

The “Merger” shall refer to the merger of Merger Subsidiary with and into the Company or the Forward Subsidiary Merger, as the case may be, and the corporation that survives either such Merger is referred to as the “Surviving Corporation.”

(b) As soon as practicable after satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger, the Company and Merger Subsidiary will file a certificate of merger executed as provided in the Delaware Law with the Office of the Secretary of State of the State of Delaware and make all other filings or recordings required by Delaware Law in connection with the Merger. The Merger shall become effective at such time (the “Effective Time”) as the certificate of merger is duly filed with, and accepted for recording by, the Delaware Secretary of State (or at such later time as may be agreed upon by the parties to this Agreement and as specified in the certificate of merger).

(c) From and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers and franchises and be subject to all of the restrictions, disabilities and duties of the Company and Merger Subsidiary, all as provided under Delaware Law.

SECTION 2.2. Consummation. Unless this Agreement shall have been terminated and the Merger shall have been abandoned pursuant to Section 10.1, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m. on a date to be specified by the parties, which shall be as soon as practicable (but not more than five Business Days) after satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger set forth in Article 9, other than conditions that by their nature are to be satisfied at the Effective Time and that will in fact be satisfied at the Effective Time, at the office of Viacom Inc., 1515 Broadway, New York, New York, or such other date and place as the parties may agree.

SECTION 2.3 Conversion of Shares. At the Effective Time,

(a) each share of Company Stock outstanding immediately prior to the Effective Time, other than shares canceled pursuant to Section 2.3(b) and Dissenting Shares (if any), shall be converted into the right to receive in cash from Parent an amount equal to $1.75, without interest (“Merger Consideration”);

(b) each share of Company Stock held by the Company as treasury stock immediately prior to the Effective Time and each share of Company Stock held by Parent or any Subsidiary of Parent immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto; and

(c) each share of common stock, par value $0.01 per share, of Merger Subsidiary outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock, par value $0.01 per share, of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

SECTION 2.4. Surrender and Payment. (a) Prior to the Effective Time, Parent shall appoint an agent reasonably acceptable to the Company (the “Exchange Agent”) for the purpose of exchanging certificates representing shares of Company Stock (the “Certificates”) for the Merger Consideration. Parent will make available to the Exchange Agent, as needed, the Merger

Consideration to be paid in respect of the shares of Company Stock. Promptly after the Effective Time, Parent will send, or will cause the Exchange Agent to send, to each holder of shares of Company Stock at the Effective Time a letter of transmittal and instructions (which shall be in customary form and shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates to the Exchange Agent) for use in such exchange.

(b) Each holder of shares of Company Stock that have been converted into the right to receive the Merger Consideration will be entitled to receive, upon surrender to the Exchange Agent of a Certificate, together with a properly completed letter of transmittal, the Merger Consideration in respect of the Company Stock represented by such Certificate. Until so surrendered, each such Certificate shall represent after the Effective Time for all purposes the right to receive such Merger Consideration.

(c) If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the Certificate is registered, it shall be a condition to such payment that the Certificate so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment shall pay to the Exchange Agent any transfer or other Taxes required as a result of such payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of the Surviving Corporation and the Exchange Agent that such Tax has been paid or is not payable.

(d) After the Effective Time, there shall be no further registration of transfers of shares of Company Stock. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article 2.

(e) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.4(a) that remains unclaimed by the holders of shares of Company Stock six months after the Effective Time shall be returned to Parent, upon demand, and any such holder of Certificates who has not exchanged them for the Merger Consideration in accordance with this Section prior to that time shall thereafter look only to Parent for payment of the Merger Consideration, in respect of such shares without any interest thereon. Notwithstanding the foregoing, Parent shall not be liable to any holder of shares of Company Stock for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar Laws. Any amounts remaining unclaimed by holders of shares of Company Stock two years after the Effective Time (or such earlier date immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Authority) shall become, to the extent permitted by applicable Law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

(f) Prior to the Effective Time, the Company shall take all steps reasonably necessary to cause the transactions contemplated hereby and any other dispositions of equity securities of the Company (including derivative securities) in connection with this Agreement by each individual who is a director or officer of the Company, to be exempt under Rule 16b-3 promulgated under the 1934 Act.

SECTION 2.5. Dissenting Shares. Notwithstanding Section 2.3, shares of Company Stock which are issued and outstanding immediately prior to the Effective Time and which are held by a holder who has not voted such shares of Company Stock in favor of the Merger, who shall have delivered a written demand for appraisal of such shares of Company Stock in the manner provided by Delaware Law and who, as of the Effective Time, shall not have effectively withdrawn or lost such right to appraisal (“Dissenting Shares”) shall not be converted into a right to receive the Merger Consideration. The holders thereof shall be entitled only to such rights as are granted by Section 262 of Delaware Law. Each holder of Dissenting Shares who becomes entitled to payment for such shares of Company Stock pursuant to Section 262 of Delaware Law shall receive payment therefor from the Surviving Corporation in accordance with Delaware Law; provided, however, that (i) if any such holder of Dissenting Shares shall have failed to establish such holder’s entitlement to appraisal rights as provided in Section 262 of Delaware Law, (ii) if any such holder of Dissenting Shares shall have effectively withdrawn such holder’s demand for appraisal of such Shares or lost such holder’s right to appraisal and payment for such holder’s shares of Company Stock under Section 262 of Delaware Law or (iii) if neither any holder of Dissenting Shares nor the Surviving Corporation shall have filed a petition demanding a determination of the value of all Dissenting Shares within the time provided in Section 262 of Delaware Law, such holder shall forfeit the right to appraisal of such shares of Company Stock and each such share of Company Stock shall be treated as if it had been converted, as of the Effective Time, into a right to receive the Merger Consideration, without interest thereon, from Parent as provided in Section 2.3 hereof. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of shares of Company Stock, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands.

SECTION 2.6. Stock Options and Warrants. (a) The Company shall cause each outstanding option to purchase shares of Company Stock under any employee stock option plan, agreement or arrangement of the Company (a “Company Stock Option”), whether or not exercisable or vested, to be cancelled at the Effective Time and converted into the right to receive an amount in cash, if any, determined by multiplying (i) the excess, if any, of the Merger Consideration over the applicable exercise price of such Company Stock Option by (ii) the total number of shares of Company Stock subject to such Company Stock Option (whether or not vested or exercisable); and the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) pay such amount promptly after the Effective Time to the holder of each such Company Stock Option.

(b) The Company shall use commercially reasonable efforts to cause each outstanding warrant to purchase shares of Company Stock (a “Company Warrant”), whether or not exercisable, to be canceled at the Effective Time and converted into the right to receive an amount in cash, if any, determined by multiplying (i) the excess, if any, of the Merger Consideration over the applicable exercise price of such Company Warrant by (ii) the number of shares of Company Stock such holder could have purchased had such holder exercised such Company Warrant to the extent exercisable immediately prior to the Effective Time; and the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) pay such amount promptly after the Effective Time to the holder of each such Company Warrant.

(c) Prior to the Effective Time, the Company (i) shall obtain any consents from holders of, and made any amendments to, Company Stock Options that are necessary to give effect to the transactions contemplated by this Section 2.6 and (ii) use commercially reasonable efforts to obtain any consents from holders of, and make any amendments to, Company Warrants that are necessary to give effect to the transactions contemplated by this Section 2.6. The Board of Directors of the Company and the Special Committee shall not accelerate the exercisability of any Company Warrant or to provide for a cash-out of any Company Warrant which by its terms is not exercisable or entitled to such a cash-out.

SECTION 2.7. Adjustments. If, during the period between the date of this Agreement and the Effective Time, the outstanding shares of capital stock of the Company are changed into a different number of shares as a result of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted.

SECTION 2.8. Withholding Rights. Each of the Exchange Agent, the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article 2 such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign tax Law. If the Exchange Agent, the Surviving Corporation or Parent, as the case may be, so withholds amounts, such amounts shall be paid over to the appropriate Taxing Authority and be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Stock in respect of which the Exchange Agent, the Surviving Corporation or Parent, as the case may be, made such deduction and withholding.

SECTION 2.9. Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Company Stock represented by such Certificate, as contemplated by this Article 2.

ARTICLE 3

THE SURVIVING CORPORATION

SECTION 3.1. Certificate of Incorporation. The certificate of incorporation of the Surviving Corporation shall be amended at the Effective Time to read in its entirety as set forth on Exhibit A to this Agreement.

SECTION 3.2. Bylaws. The bylaws of Merger Subsidiary in effect at the Effective Time shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with applicable Law.

SECTION 3.3. Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable Law, (i) the directors of Merger Subsidiary immediately prior to the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent that:

SECTION 4.1. Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not, individually or in the aggregate, have a Material Adverse Effect on the Company. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on the Company. The Company has heretofore furnished or otherwise made available to Parent true and complete copies of the certificate of incorporation and bylaws of the Company and each Subsidiary thereof as currently in effect.

SECTION 4.2. Corporate Authorization. (a) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company’s corporate powers and, except for the Stockholder Vote, have been duly authorized by all necessary corporate action on the part of the Company. The adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Company Stock is the only vote (the “Stockholder Vote”) of the holders of any of the Company’s capital stock necessary for the consummation of the Merger. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of Parent and Merger Subsidiary, constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar Laws affecting or relating to enforcement of creditors’ rights generally and general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity).

(b) (i) The Special Committee was duly authorized and constituted on May 13, 2004, (ii) the Special Committee, at a meeting thereof duly called and held on August 1, 2004, (A) determined that this Agreement and the Merger are fair to and in the best interests of the Company and its stockholders (other than Parent and its Affiliates), (B) determined that this Agreement and the Merger should be approved and declared advisable and (C) resolved to recommend to the Board of Directors of the Company that the Board of Directors of the Company approve and declare advisable this Agreement and the Merger and to recommend that the stockholders of the Company adopt this Agreement, and (iii) the Board of Directors of the Company, at a meeting thereof duly called and held on August 1, 2004, in reliance upon the recommendation of the Special Committee (A) determined that this Agreement and the Merger are fair to and in the best interests of the Company and its stockholders, (B) approved and declared advisable this Agreement and the Merger and (C) resolved to recommend that the stockholders of the Company adopt this Agreement.

SECTION 4.3. Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no action by or in respect of, or filing with or notice to, any Governmental Authority, other than (i) the filing of a certificate of merger with respect to the Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (ii) compliance with any applicable requirements of the HSR Act, (iii) compliance with the 1933 Act, the 1934 Act, and any other applicable securities Laws, whether state or foreign, (iv) compliance with any applicable requirements of the Nasdaq National Market, and (v) any other actions, filings or notices the absence of which would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

SECTION 4.4. Non-contravention. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby (it is understood and agreed that the representations and warranties in this Section 4.4 refer to both the Forward Subsidiary Merger and the merger of Merger Subsidiary with and into the Company even though the Merger will be either the Forward Subsidiary Merger or the merger of Merger Subsidiary with and into the Company) do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of the Company, (ii) assuming compliance with the matters referred to in Section 4.3, contravene, conflict with or result in a violation or breach of any provision of any Law applicable to the Company or any of its Subsidiaries, (iii) except as set forth in Section 4.4(iii) of the Disclosure Schedule, require any consent or other action by any Person under, constitute a default under, or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any of its Subsidiaries is entitled under any provision of any agreement or other instrument binding upon the Company or any of its Subsidiaries or any of their assets or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of the Company and its Subsidiaries or (iv) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries, except for failures to obtain any such consents or other actions, defaults, terminations, cancellations, accelerations, changes and losses referred to in clause (iii) that would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

SECTION 4.5. Capitalization. (a) The authorized capital stock of the Company consists of 200,000,000 shares of Company Stock and 1,000,000 shares of Preferred Stock, par value $.01 per share (“Company Preferred Stock”). As of July 29, 2004, (i) 45,463,125 shares of Company Stock were issued and outstanding, (ii) 1,071,605 shares of Company Stock were reserved for issuance pursuant to outstanding warrants to purchase Company Stock, (c) employee stock options to purchase an aggregate of 4,321,961 shares of Company Stock (of which options to purchase an aggregate of 2,481,583 shares of Company Stock were exercisable) were outstanding, (d) 255,832 shares of Company Stock were issuable upon conversion of the Company’s outstanding 5% Convertible Subordinated Notes due 2006 and (e) no shares of Company Preferred Stock were issued and outstanding. All outstanding shares of capital stock of the Company have been, and all shares that may be issued pursuant to outstanding warrants, the 1995 Stock Option Plan, 1997 Incentive Compensation Plan and the Employee Stock Purchase Plan will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued and are fully paid and nonassessable.

(b) Except as set forth in Section 4.5(b) of the Disclosure Schedule, as set forth in Section 4.5(a) and for changes since July 29, 2004 resulting from the exercise of warrants or employee stock options outstanding on such date, there are no outstanding (i) shares of capital stock or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (iii) options or other rights to acquire from the Company, or other obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company (the items in clauses (i), (ii) and (iii) being referred to collectively as the “Company Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Securities. Except as set forth in Section 4.5(b) of the Disclosure Schedule, there are no contracts, agreements or arrangements to which the Company or any of its Subsidiaries is a party pursuant to which the Company or any of its Subsidiaries is or could be required to register any Company Securities or any other securities of the Company under the 1933 Act.

SECTION 4.6. Subsidiaries. (a) Each Subsidiary of the Company is a corporation duly incorporated, validly existing and in good standing under the Laws of its jurisdiction of incorporation, has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not have, individually or in the aggregate, a Material Adverse Effect on the Company. Each such Subsidiary is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for such failures to be so qualified or in good standing that would not, individually or in the aggregate, have a Material Adverse Effect on the Company. All Subsidiaries of the Company, their respective jurisdictions of incorporation and their respective authorized and outstanding capital stock are identified in Section 4.6(a) of the Disclosure Schedule. There are no contracts, agreements or arrangements to which the Company or any of its Subsidiaries is a party pursuant to which the Company or any of its Subsidiaries is or could be required to register any Company Subsidiary Securities or any other securities of any Subsidiary of the Company under the 1933 Act.

(b) All of the outstanding capital stock of, or other voting securities or ownership interests in, each Subsidiary of the Company, is owned by the Company, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests) other than limitations or restrictions imposed by applicable federal or state securities Laws. There are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Subsidiary of the Company or (ii) options or other rights to acquire from the Company or any of its Subsidiaries, or other obligation of the Company or any of its Subsidiaries to issue, any capital stock or other voting securities or ownership interests in, or any securities convertible into or exchangeable for any capital stock or other voting securities or ownership interests in, any Subsidiary of the Company (the items in clauses (i) and (ii) being referred to collectively as the “Company Subsidiary Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities.

(c) Section 4.6(c) of the Disclosure Schedule lists all Persons other than (x) the Subsidiaries and (y) any Person in which the Company or any Subsidiary of the Company maintains an investment but only if made in accordance with the Company’s written investment policy, a copy of which has been provided to Parent prior to the date of this Agreement, in which the Company directly or indirectly owns any equity, voting or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity, voting or similar interest in, any Person (any such Person being a “Joint Venture”). Each such interest in each Joint Venture is duly authorized, validly issued, fully paid and nonassessable and each such interest is owned by the Company or a Subsidiary of the Company, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests), other than those imposed by applicable federal or state securities Laws.

SECTION 4.7. SEC Filings. (a) The Company has delivered or made available to Parent (i) the Company’s annual reports on Form 10-K for its fiscal years ended 2001, 2002 and 2003, (ii) its quarterly report on Form 10-Q for its fiscal quarter ended March 31, 2004, (iii) its proxy or information statements relating to meetings of, or actions taken without a meeting by, the stockholders of the Company held since December 31, 2003, and (iv) all of its other reports, statements, schedules and registration statements filed with the SEC since December 31, 2002 (the documents referred to in this Section 4.7(a), collectively, the “Company SEC Documents”).

(b) As of its filing date (or, if amended or superceded by a subsequent filing prior to the date of this Agreement, on the date of such subsequent filing), each Company SEC Document filed prior to the date of this Agreement complied, and each such Company SEC Document filed subsequent to the date of this Agreement will comply, as to form in all material respects with the applicable requirements of the 1933 Act and the 1934 Act, as the case may be (including, without limitation, the applicable accounting requirements of the SEC and the published rules and regulations of the SEC with respect thereto).

(c) As of its filing date (or, if amended or superceded by a subsequent filing prior to the date of this Agreement, on the date of such subsequent filing), each Company SEC Document (as the information therein may have been amended, revised, restated or superceded, as the case may be, by a subsequent filing made prior to the date of this Agreement) filed prior to the date of this Agreement pursuant to the 1934 Act did not, and each such Company SEC Document filed subsequent to the date of this Agreement will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(d) At the time each Company’s SEC Document filed after July 30, 2002 containing financial statements was filed with the SEC, such Company SEC Document included or was accompanied by the certifications required by the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder (the “Sarbanes-Oxley Act”), each such certification complied with the Sarbanes-Oxley Act and each such Company SEC Document otherwise complied in all material respects with the applicable requirements of the Sarbanes-Oxley Act.

SECTION 4.8. Financial Statements. (a) The audited consolidated financial statements and the unaudited consolidated interim financial statements of the Company included in the Company SEC Documents (as the information therein may have been amended, revised, restated or superceded, as the case may be, by a subsequent filing made prior to the date of this Agreement) fairly present in all material respects, in conformity with generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods covered (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended.

(b) The financial statements of the Company included in the Company SEC Documents (as the information therein may have been amended, revised, restated or superceded, as the case may be, by a subsequent filing made prior to the date of this Agreement) at the time filed (and, in the case of proxy statements, on the dates of effectiveness and the dates of mailing, respectively), were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or in the case of unaudited statements, as permitted by Form 10-Q of the SEC), and fairly present, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year end adjustments in the case of any unaudited financial statements that are not, in the aggregate, material).

(c) The management of the Company has: (i) implemented disclosure controls and procedures designed to ensure that material information relating to the Company and its Subsidiaries is made known to the management of the Company by others within those entities; and (ii) disclosed, based on its most recent evaluation, to Company’s outside auditors and the audit committee of the Board of Directors of the Company: (A) any significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the 1934 Act) which are reasonably likely to adversely affect the ability of the Company to record, process, summarize and report financial data; and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. A summary of any of those disclosures made by management to such auditors and such audit committee has been furnished to Parent prior to the date of this Agreement. The Company and each of its Subsidiaries maintain a system of internal accounting controls designed to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(d) Since June 30, 2002, neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any director or executive officer of the Company or its Subsidiaries, has received or otherwise had or obtained actual knowledge of any written or oral complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any written or oral complaint, allegation, assertion or claim that the Company has engaged in accounting or auditing practices that violate GAAP. No attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Board of Directors of the Company or any committee thereof or to any director or executive officer of the Company.

(e) To the knowledge of the Company, no employee of the Company or any of its Subsidiaries has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any Law by the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Company or any of its Subsidiaries in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. §1514A(a).

SECTION 4.9. Disclosure Documents. (a) The proxy statement of the Company to be filed with the SEC in connection with the Merger (the “Company Proxy Statement”) and any required Schedule 13E-3 filing (the “Schedule 13E-3”) and any amendments or supplements thereto will, on the date filed, comply as to form in all material respects with the applicable requirements of the 1934 Act. On the date the Company Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company, at the time such stockholders vote on adoption of this Agreement, on the date the Schedule 13E-3 or any amendments or supplements thereto is filed with the SEC and at the Effective Time, the Company Proxy Statement, as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 4.9(a) will not apply to statements included in or omissions from the Company Proxy Statement or the Schedule 13E-3 or any amendments or supplements thereto based upon information furnished to the Company in writing by Parent, its Subsidiaries or their Affiliates specifically for use therein.

(b) None of the information provided by the Company for inclusion in the Schedule 13E-3 filing or any amendment or supplement thereto, on the date the Schedule 13E-3 or any amendment or supplement thereto is filed with the SEC and, as so amended or supplemented, at the Effective Time, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which there were made, not misleading.

SECTION 4.10. Absence of Certain Changes. Since the Company Balance Sheet Date, the business of the Company and its Subsidiaries has been conducted in the ordinary course consistent with past practices and, except as set forth in Section 4.10 of the Disclosure Schedule, or as disclosed in the Company SEC Documents filed prior to the date of this Agreement, there has not been:

(a) any event, change, circumstance or effect that has had, individually or in the aggregate, a Material Adverse Effect on the Company other than any event, change, circumstance or effect: (i) resulting from conditions affecting the U.S. economy or financial markets in general or the industries in which the Company operates or (ii) that constitutes a seasonal reduction in Company’s revenues or earnings that is consistent with Company’s past operating history;

(b) any adoption of, or any proposal to amend, the certificate of incorporation or bylaws or similar constituent documents of the Company or any of its Subsidiaries;

(c) any adoption by the Company or any of its Subsidiaries of a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization (other than a merger or consolidation between wholly-owned Subsidiaries of the Company) or any acquisition by the Company or any of its Subsidiaries of a material amount of stock or assets of any other Person;

(d) any sale, lease, license or other disposition by the Company or any of its Subsidiaries of any Subsidiary or any material amount of assets, securities or property;

(e) any redemption, purchase or other acquisition by the Company or any of its Subsidiaries of, or any proposal by the Company or any of its Subsidiaries to redeem, purchase or otherwise acquire, any shares of capital stock or other equity securities of the Company or any of its Subsidiaries;

(f) any split, combination, subdivision or reclassification of any shares of capital stock or other equity securities of the Company or any of its Subsidiaries;

(g) any declaration, setting aside or payment of any dividend or any other actual, constructive or deemed distribution (whether in cash, stock or property) in respect of any shares of capital stock of the Company or any of its Subsidiaries, or any other payments to stockholders in their capacity as such, other than dividends declared or paid by any wholly-owned Subsidiary of the Company to any other wholly-owned Subsidiary of the Company or to the Company;

(h) any amendment of any material term of any outstanding security of the Company or any of its Subsidiaries;

(i) any incurrence, assumption or guarantee by the Company or any of its Subsidiaries of any indebtedness for borrowed money or the making by the Company or any of its Subsidiaries of any loans, advances or capital contributions to, or investments in, any Person other than (x) the Company’s wholly-owned Subsidiaries and (y) loans, advances, capital contributions and investments in the ordinary course of business and in principal amounts not exceeding $50,000 individually and $150,000 in the aggregate;

(j) any creation or other incurrence by the Company or any of its Subsidiaries of any material Lien on any asset other than in the ordinary course of business consistent with past practices;

(k) any (i) grant of any severance or termination pay to (or amendment to any existing arrangement with) any director, officer or employee of the Company or any of its Subsidiaries, other than in the ordinary course consistent with past practice to employees of the Company or any of its Subsidiaries who are not directors or officers of the Company or any of its Subsidiaries; (ii) increase in benefits payable under any existing severance or termination pay policies or employment agreements covering any director, officer or employee of the Company or any of its Subsidiaries; (iii) entering into any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer, or employee of the Company or any of its Subsidiaries; (iv) establishment, adoption or amendment (except as required by applicable Law) of any collective bargaining agreement, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement covering any director, officer or employee of the Company or any of its Subsidiaries; or (v) any increase in compensation, bonus or other benefits payable to any director, officer or employee of the Company or any of its Subsidiaries, other than increases in the ordinary course consistent with past practice to employees of the Company or any of its Subsidiaries who are not directors or officers of the Company or any of its Subsidiaries;

(l) any transaction or commitment made, or any contract or agreement entered into, by the Company or any of its Subsidiaries relating to its assets or business (including the acquisition or disposition of any assets) or any relinquishment by the Company or any of its Subsidiaries of any contract or other right, that in any such case, is material to the Company and its Subsidiaries, taken as a whole, other than those contemplated by this Agreement;

(m) any change in any method of accounting or accounting principles or practice by the Company or any of its Subsidiaries (including any change in fiscal year), except for any such change required by GAAP or Regulation S-X under the 1934 Act;

(n) any settlement of any litigation, investigation, arbitration, proceeding or other claim that is material to the Company and its Subsidiaries, taken as a whole;

(o) any Tax election made or changed, any annual tax accounting period changed, any method of tax accounting adopted or changed, any amended Tax Returns or claims for Tax refunds filed, any closing agreement entered into, any Tax claim, audit or assessment settled, or any right to claim a Tax refund, offset or other reduction in Tax liability surrendered;

(p) any capital expenditure not made in accordance with the Company’s current budget (a copy of which has been provided to Parent prior to the date of this Agreement) in an amount exceeding $25,000 individually or $100,000 in the aggregate;

(q) any making of or change in any investment in cash equivalents or marketable securities other than in accordance with the Company’s written investment policy, a copy of which has been provided to Parent prior to the date of this Agreement; or

(r) any labor dispute, other than routine individual grievances, or, to the knowledge of the Company, any activity or proceeding by a labor union or representative thereof to organize any employees of the Company or any of its Subsidiaries or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees.

SECTION 4.11. No Undisclosed Material Liabilities. There are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances that would reasonably be expected to result in such a liability or obligation, other than:

(a) liabilities or obligations disclosed and provided for in the Company Balance Sheet or in the notes thereto; or

(b) other liabilities or obligations arising in the ordinary course of business that would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

SECTION 4.12. Compliance with Laws and Court Orders. Except as set forth in Section 4.12 of the Disclosure Schedule or as would not, individually or in the aggregate, have a Material Adverse Effect, the Company and each of its Subsidiaries is, and since January 1, 2002 has been, in compliance with, and to the knowledge of the Company is not under investigation with respect to and has not been threatened to be charged with or given notice of any violation of, any applicable Law.

SECTION 4.13. Litigation. Except as set forth in Section 4.13 of the Disclosure Schedule, there is no action, suit, investigation or proceeding pending against, or, to the knowledge of the Company, threatened against, the Company, any of its Subsidiaries, any present or former officer, director or employee of the Company or any of its Subsidiaries or any other Person for whom the Company or any of its Subsidiaries may be liable or any of their respective properties before any Governmental Authority or arbitrator that, if determined or resolved adversely in accordance with the plaintiff’s demands, would, individually or in the aggregate, have a Material Adverse Effect on the Company. The Company has given the carrier of its officers’ and directors’ liability insurance policies due, proper and timely notice under the applicable insurance policy of all litigation involving the Company or its directors and officers relating to the transactions contemplated by this Agreement.

SECTION 4.14. Finders’ Fees. Except for Perseus Advisors, LLC, a copy of whose engagement agreement has been provided to Parent prior to the date of this Agreement, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who might be entitled to any fee or commission from the Company or any of its Affiliates in connection with the transactions contemplated by this Agreement.

SECTION 4.15. Opinion of Financial Advisor. The Company has received the written opinion of Perseus Advisors, LLC, financial advisor to the Special Committee, to the effect that, as of the date of such opinion, the Merger Consideration is fair to the Company’s stockholders, other than Parent and its Affiliates, from a financial point of view. A copy of such opinion has been provided to Parent prior to the execution of this Agreement.

SECTION 4.16. Taxes. (a) All material Tax Returns required by applicable Law to be filed with any Taxing Authority by, or on behalf of, the Company or any of its Subsidiaries have been filed when due in accordance with all applicable Laws, and all such Tax Returns were, or will be, at the time of filing, true and complete in all material respects.

(b) The Company and each of its Subsidiaries has paid or has caused to be paid all Taxes due and owing by them to the appropriate Taxing Authority. Where payment is not yet due, the Company and each of its Subsidiaries will establish or cause to be established in accordance with GAAP on or before the Effective Time an adequate accrual for all Taxes through the end of the last period for which the Company and its Subsidiaries ordinarily record items on their respective books.

(c) Except as set forth in Section 4.16(c) of the Disclosure Schedule, to the knowledge of the Company, the income and franchise Tax Returns of Company and its Subsidiaries through the Tax year ended December 31, 2002 have not been examined by any Taxing Authority.

(d) Except as set forth in Section 4.16(d) of the Disclosure Schedule, to the knowledge of the Company, there is no claim, audit, action, suit, proceeding or investigation now pending or threatened against or with respect to the Company or its Subsidiaries in respect of any material Tax or Tax matter.

(e) During the five-year period ending on the date of this Agreement, neither the Company nor any of its Subsidiaries was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

(f) Neither the Company nor any of its Subsidiaries owns an interest in real property in any jurisdiction in which a Tax is imposed, or the value of the interest is reassessed, on the transfer of an interest in real property and which treats the transfer of an interest in an entity that owns an interest in real property as a transfer of the interest in real property.

(g) Neither the Company nor any of its Subsidiaries is a party to any understanding or arrangement described in Section 6111(d) of the Code, or, to the knowledge of the Company, has participated in a “reportable transaction” as defined in Treasury Regulations Section 1.6011-4(b), in each case after the applicable effective date.

(h) Section 4.16(h) of the Disclosure Schedule contains a list of all jurisdictions (whether foreign or domestic) in which the Company or any of its Subsidiaries currently files Tax Returns. Neither the Company nor any of its Subsidiaries has received written notice from a jurisdiction in which it is not currently filing a Tax Return that it should be filing a Tax Return in such jurisdiction.

(i) The Company has never undergone a change of ownership within the meaning of Section 382(g) of the Code.

(j) All stock options and warrants were issued for no less than fair market value at the date of issuance, as determined by the Board of Directors of the Company or a committee thereof.

SECTION 4.17. Employees and Employee Benefit Plans. (a) The Company has provided to Parent a list providing, separately by location, the names, job titles and current annual salary or wage rates of all of the employees of the Company or any of its Subsidiaries, together with a summary of all bonus, incentive compensation or other additional compensation or similar benefits paid to such person for 2003 and paid through July 1, 2004.

(b) Each individual who is treated by the Company or a Subsidiary as an independent contractor or as the employee of a Third Party is properly so treated under applicable Law. No Employee Plans cover or provide benefits to any individuals other than directors (under equity-based plans) or employees of the Company or its Subsidiaries and their qualified beneficiaries.

(c) Section 4.17(c) of the Disclosure Schedule contains a correct and complete list identifying each material “employee benefit plan”, as defined in Section 3(3) of ERISA, each employment, severance or similar contract, plan, arrangement or policy and each other plan or arrangement (written or oral) providing for compensation, bonuses, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) which is maintained, administered or contributed to by the Company or any of its Subsidiaries and covers any employee or former employee of the Company or any of its Subsidiaries, or with respect to which the Company or any of its Subsidiaries has any liability. Copies of such plans (and, if applicable, related trust or funding agreements or insurance policies) and all amendments thereto and written interpretations thereof have been furnished prior to the date of this Agreement to Parent together with the most recent annual report (Form 5500 including, if applicable, Schedule B thereto) and tax return (Form 990) prepared in connection with any such plan or trust. Such plans are referred to collectively herein as the “Employee Plans”.

(d) Neither the Company nor any ERISA Affiliate nor any predecessor thereof sponsors, maintains or contributes to, or has in the past sponsored, maintained or contributed to, any Employee Plan subject to Title IV of ERISA.

(e) Neither the Company nor any ERISA Affiliate nor any predecessor thereof contributes to, or has in the past contributed to, any multiemployer plan, as defined in Section 3(37) of ERISA (a “Multiemployer Plan”).

(f) Each Employee Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter, or has pending or has time remaining in which to file, an application for such determination from the Internal Revenue Service, and the Company is not aware of any reason why any such determination letter should be revoked. The Company has, prior to the date of this Agreement, made available to Parent copies of the most recent Internal Revenue Service determination letters with respect to each such Employee Plan. Each Employee Plan has been maintained in material compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including but not limited to ERISA and the Code, which are applicable to such Employee Plan. No material events have occurred with respect to any Employee Plan that could result in payment or assessment by or against the Company of any material excise taxes under Sections 4972, 4975, 4976, 4977, 4979, 4980B, 4980D, 4980E or 5000 of the Code.

(g) Except as disclosed in Section 4.17(g) of the Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not (either alone or together with any other event) entitle any employee or independent contractor of the Company or any of its Subsidiaries to retirement, severance or bonus pay or accelerate the time of payment or vesting or trigger any payment of funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Employee Plan. There is no contract, plan or arrangement (written or otherwise) covering any employee or former employee of the Company or any of its Subsidiaries that, individually or collectively, would entitle any employee or former employee to any severance or other payment solely as a result of the transactions contemplated hereby, or could give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G or 162(m) of the Code.

(h) Neither the Company nor any of its Subsidiaries has any liability in respect of post-retirement health, medical or life insurance benefits for retired, former or current employees of the Company or any of its Subsidiaries except as required to avoid excise tax under Section 4980B of the Code.

(i) There has been no amendment to, written interpretation or announcement (whether or not written) by the Company or any of its Affiliates relating to, or change in employee participation or coverage under, an Employee Plan which would increase materially the expense of maintaining such Employee Plan above the level of the expense incurred in respect thereof for the fiscal year ended December 31, 2003.

(j) Neither the Company nor any of its Subsidiaries is a party to or subject to, or is currently negotiating in connection with entering into, any collective bargaining agreement or other contract or understanding with a labor union or organization.

(k) All contributions and payments accrued under each Employee Plan, determined in accordance with prior funding and accrual practices, as adjusted to include proportional accruals for the period ending as of the date hereof, have been discharged and paid on or prior to the date hereof except to the extent reflected as a liability on the Company Balance Sheet.

(l) There is no action, suit, audit or similar proceeding pending against or involving or, to the knowledge of the Company, threatened against or involving any Employee Plan before any court or arbitrator or any state, federal or local governmental body, agency or official.

(m) Effective July 1, 2004, the Company terminated the Employee Stock Purchase Plan in accordance with the terms and provisions thereof and applicable Law, and neither the Company nor any of its Subsidiaries has any liabilities or obligations thereunder.

SECTION 4.18. Environmental Matters. (a) Except as would not, individually or in the aggregate, have a Material Adverse Effect on the Company:

(i) no notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed, and no investigation, action, claim, suit, proceeding or review (or any basis therefor) is pending or, to the knowledge of the Company, is threatened by any Governmental Authority or other Person relating to or arising out of any Environmental Law;

(ii) the Company and its Subsidiaries are and have been in compliance with all Environmental Laws and all Environmental Permits; and

(iii) there are no liabilities of or relating to the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law.

(b) There has been no environmental investigation, study, audit, test, review or other analysis conducted of which the Company has knowledge in relation to the current or prior business of the Company or any of its Subsidiaries or any property or facility now or previously owned or leased by the Company or any of its Subsidiaries that has not been delivered or made available to Parent at least five days prior to the date of this Agreement.

(c) Neither the Company nor any of its Subsidiaries owns, leases or operates or has owned, leased or operated any real property, or conducts or has conducted any operations, in New Jersey or Connecticut.

(d) For purposes of this Section 4.18, the terms “Company” and “Subsidiaries” shall include any entity that is, in whole or in part, a predecessor of the Company or any of its Subsidiaries.

SECTION 4.19. Property and Leases. (a) The Company and its Subsidiaries have sufficient title to and right to use their properties and assets to conduct their respective businesses in all material respects as currently conducted.

(b) Each parcel of real property owned, leased, used or held for use or otherwise needed for the conduct of the business by the Company or any of its Subsidiaries is listed in Section 4.19(b) of the Disclosure Schedule. All leases of such real property under which the landlord has a right to consent arising as a result of the transactions set forth in this Agreement are so indicated in such Section. All leases for such leased real property and all amendments thereto have been made available to Parent prior to the date of this Agreement and are listed in Section 4.19(b) of the Disclosure Schedule.

(c) Neither the Company nor any of its Subsidiaries owns any real property.

(d) All leases of real property leased for the use or benefit of the Company or any of its Subsidiaries to which the Company or any such Subsidiary is a party, and all amendments and modifications thereto, are valid, binding and in full force and effect and have not been modified or amended, and there exists no default under any such lease by the Company or any of its Subsidiaries or, to the knowledge of the Company, by the landlord, nor any event which, with notice or lapse of time or both, would constitute a default thereunder by the Company or the applicable Subsidiary or, to the knowledge of the Company, by the landlord, except as would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

SECTION 4.20. Intellectual Property. Except as set forth in Section 4.20 of the Disclosure Schedule (a) the conduct of the business of the Company and its Subsidiaries as currently conducted does not materially infringe upon or misappropriate the Intellectual Property rights or the confidential and proprietary information, including trade secrets, of any third party, and no claim has been asserted to the Company or any of its Subsidiaries in writing or, to the knowledge of the Company, orally, that the conduct of the business of the Company and its Subsidiaries as currently conducted materially infringes upon or misappropriates the Intellectual Property rights or the confidential and proprietary information, including trade secrets, of any third party; (b) with respect to each material item of Intellectual Property owned by the Company or any of its Subsidiaries (“Company Owned Intellectual Property”), the Company or one of its Subsidiaries is the sole owner of the entire right, title and interest in and to any Company Owned Intellectual Property and is entitled to use such Company Owned Intellectual Property in the operation of its respective business as currently conducted to the extent such use is material to such business; (c) with respect to each material item of Intellectual Property licensed to the Company or any of its Subsidiaries that is material to the business of the Company and its Subsidiaries as currently conducted (“Company Licensed Intellectual Property”), the Company or one of its Subsidiaries has the right to use such Company Licensed Intellectual Property in the operation of its respective business in accordance with the terms of the license agreement governing such Company Licensed Intellectual Property; (d) the material Company Owned Intellectual Property is, to the knowledge of the Company, valid and enforceable, and no claim has been asserted in writing or, to the knowledge of the Company, orally, or judgment entered that Company Owned Intellectual Property is invalid or unenforceable in whole or in part; (e) to the knowledge of the Company, no Person is engaging in any activity that materially infringes upon the Company Owned Intellectual Property; (f) to the knowledge of the Company, each material license of the Company Licensed Intellectual Property is valid and enforceable, is binding on the Company and its Subsidiaries and, to the Company’s knowledge, on all parties to the licenses, and is in full force and effect; (g) neither the Company nor any of its Subsidiaries or, to the knowledge of the Company, any other party to any license of the Company Licensed Intellectual Property is in material breach thereof or material default thereunder; (h) none of the Company Owned Intellectual Property has been since December 31, 2001 the subject of a judicial or administrative, finding, opinion or substantive office action, nor has any of the Company Owned Intellectual Property been adjudged invalid, unenforceable or unregistrable in whole or in part; (i) the Company and its Subsidiaries have exercised a degree of care that is consistent with the standards of the industry in which the Company and its Subsidiaries operate (but in no event less than a reasonable degree of care) in order to protect the confidential and proprietary information, including trade secrets, of the Company and its Subsidiaries; and (j) neither the execution of this Agreement nor the consummation of any transaction contemplated hereby shall materially adversely affect any of the Company’s rights with respect to the Company Owned Intellectual Property or the Company Licensed Intellectual Property.

SECTION 4.21. Material Contracts. (a) Section 4.21(a) of the Disclosure Schedule contains a list of all the following types of contracts, agreements and arrangements to which the Company or any of its Subsidiary is a party (such contracts, agreements and arrangements as are required to be set forth in Section 4.21(a) of the Disclosure Schedule being the “Material Contracts”):

(i) each contract and agreement which (A) is likely to involve consideration of more than $100,000, in the aggregate, per year or over the remaining term of such contract or (B) has a term longer than one year, and which cannot be canceled by the Company or its Subsidiary party thereto without penalty or further payment and without more than 60 days’ notice;

(ii) each agreement for the use, receipt or delivery of sports, news and any other content, information or programming which is likely to involve content, information or programming valued at more than $100,000, in the aggregate, per year or over the remaining term of such contract;

(iii) each agreement or form thereof for the provision of fantasy league and other subscription services which is likely to involve either individually or in the aggregate for a particular service consideration of more than $100,000, in the aggregate, per year or over the remaining term of such contract;

(iv) each barter agreement having a term of more than one year and which cannot be canceled by the Company or its Subsidiary party thereto without penalty or further payment and without more than 60 days’ notice;

(v) all management contracts (excluding contracts for employment) and contracts with other consultants, including any contracts involving the payment of royalties or other amounts calculated based upon the revenues or income of the Company or any of its Subsidiaries or income or revenues related to any product of the Company or any of its Subsidiaries to which the Company or any Subsidiary is a party and which is likely to involve consideration of more than $20,000 in the aggregate per year or over the remaining term of such contract;

(vi) all contracts and agreements evidencing indebtedness of the Company or any of its Subsidiaries (A) in an amount exceeding $150,000 in the aggregate or (B) which has a term longer than one year;

(vii) all contracts and agreements with any United States federal, state, county or local or non-United States government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body (each a “Governmental Authority”) to which the Company or any of its Subsidiaries is a party;

(viii) all contracts and agreements that (A) limit, or purport to limit, the ability of the Company or any of its Subsidiaries, or, following the Effective Time, Parent or any of Parent’s Affiliates to compete in any line of business or with any Person or in any geographic area or during any period of time or (B) would by their terms purport to be binding upon or impose any obligation upon Parent or any of its Affiliates (other than the Surviving Corporation or its Subsidiaries);

(ix) all contracts and agreements providing for benefits under any Employee Plan;

(x) all material contracts or arrangements that result in any Person holding a power of attorney from the Company or any of its Subsidiaries that relates to the Company, any of its Subsidiaries or their respective businesses;

(xi) all contracts for employment for any employee of the Company or any of its Subsidiaries;

(xii) all contracts, agreements and constituent documents relating to Joint Ventures;

(xiii) all contracts and agreements between the Company and any of its Subsidiaries on the one hand and any director, officer or Affiliate of the Company or any of its Subsidiaries (or any relative, spouse, beneficiary or Affiliate of such Person) on the other hand;

(xiv) each operating lease and each capital lease which (A) is likely to involve consideration of more than $25,000, in the aggregate, per year or over the remaining term of such contract or (B) has a term longer than one year; and

(xv) all other contracts and agreements, whether or not made in the ordinary course of business, which are material to the Company and its Subsidiaries or the conduct of their businesses, or the absence of which would, individually or in the aggregate, have a Material Adverse Effect.

(b) Except as would not, individually or in the aggregate, have a Material Adverse Effect on the Company (i) each contract, agreement or other arrangement to which the Company or any of its Subsidiaries is a party or is otherwise subject is a legal, valid and binding agreement of the Company or the applicable Subsidiary, and the Company or the applicable Subsidiary of the Company is in compliance with all of its obligations contained therein and none of such contracts, agreements or other arrangements is in default by its terms (and no event has occurred that, with or without notice or lapse of time or both, would be reasonably likely to result in such a default) or has been canceled by the other party; (ii) to the Company’s knowledge, no other party is in breach or violation of, or default under, any such contract, agreement or other arrangement; (iii) the Company and its Subsidiaries are not in receipt of any claim of default under any such contract, agreement or other arrangement; and (iv) except as set forth in Section

4.21(b) of the Disclosure Schedule, neither the execution of this Agreement nor the consummation of any transaction contemplated hereby shall (with or without notice or lapse of time or both) constitute a default, give rise to cancellation rights, or otherwise adversely affect any of the Company’s or any of its Subsidiaries’ rights under any such contract, agreement or other arrangement.

(c) True and complete copies of all Material Contracts, including all amendments thereto, have, prior to the date of this Agreement, been made available to Parent or a representative of Parent.

SECTION 4.22. Affiliate Transactions. Except as disclosed in Section 4.22 of the Disclosure Schedule, (a) there are no liabilities between the Company or any of its Subsidiaries on the one hand, and any director, officer or Affiliate of the Company or any of its Subsidiaries (or any relative, spouse, beneficiary or Affiliate of such Person) on the other hand, other than ordinary course employee-related compensation liabilities, (b) no director, officer or Affiliate of the Company or any of its Subsidiaries (or any relative, spouse, beneficiary or Affiliate of such Person) provides, or causes to be provided, any goods or services to the Company or any of its Subsidiaries other than employment services, and (c) neither the Company nor any of its Subsidiaries provides or causes to be provided goods or services to any director, officer or Affiliate of the Company or any of its Subsidiaries (or any relative, spouse, beneficiary or Affiliate of such Person), other than goods or services of a type available to employees of the Company generally.

SECTION 4.23. Antitakeover Statutes. The Company has taken all action necessary to exempt the Merger, this Agreement, the Voting Agreement and the transactions contemplated hereby and thereby from any antitakeover or similar statute or regulation that applies or purports to apply to any such transactions. Without limiting the generality of the foregoing, the restrictions on “business combinations” (as defined in Section 203 of the Delaware Law) are inapplicable to the Merger, this Agreement, the Voting Agreement and the transactions contemplated by this Agreement and the Voting Agreement.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF PARENT

Parent represents and warrants to the Company that:

SECTION 5.1. Corporate Existence. Each of Parent and Merger Subsidiary is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware.

SECTION 5.2. Corporate Authorization. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby are within the corporate powers of Parent and Merger Subsidiary and have been duly authorized by all necessary corporate action on the part of Parent and Merger Subsidiary and no other approval by or on behalf of Parent or Merger Subsidiary, including the approval by Parent’s stockholders, is necessary for Parent and Merger Subsidiary to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and Merger Subsidiary and, assuming the due authorization, execution and delivery thereof by the Company, constitutes a valid and binding agreement of each of Parent and Merger Subsidiary, enforceable against each in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar Laws affecting or relating to enforcement of creditors’ rights generally and general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity).

SECTION 5.3. Governmental Authorization. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby require no action by or in respect of, or filing with or notice to, any Governmental Authority, other than (i) the filing of a certificate of merger with respect to the Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which Merger Subsidiary is qualified to do business, (ii) compliance with any applicable requirements of the HSR Act, (iii) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other applicable securities Laws, whether state or foreign, and (iv) any actions, filings or notices the absence of which would not, individually or in the aggregate, have a material adverse effect on the ability of Parent or Merger Subsidiary to consummate the transactions contemplated by this Agreement.

SECTION 5.4. Non-contravention. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of Parent or Merger Subsidiary, (ii) assuming compliance with the matters referred to in Section 5.3, contravene, conflict with or result in a violation or breach of any provision of any Law applicable to Parent or Merger Subsidiary, (iii) require any consent or other action by any Person under, constitute a default under, or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent or any of its Subsidiaries is entitled under any provision of any agreement or other instrument binding upon Parent or any of its Subsidiaries or any of their assets or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of Parent and its Subsidiaries or (iv) result in the creation or imposition of any Lien on any asset of Parent or any of its Subsidiaries, except for failures to obtain any such consents or other actions, defaults, terminations, cancellations, accelerations, changes and losses referred to in clause (iii) that would not, individually or in the aggregate, have a material adverse effect on the ability of Parent or Merger Subsidiary to consummate the transactions contemplated by this Agreement.

SECTION 5.5. Financing. Parent has, and will at all times prior to the earlier of the Effective Time or the termination of this Agreement in accordance with its terms maintain, sufficient funds or available credit to pay the Merger Consideration.

SECTION 5.6. Disclosure Documents. None of the information provided by Parent for inclusion in the Company Proxy Statement or the Schedule 13E-3 or any amendment or supplement thereto, on the date the Company Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company, at the time such stockholders vote on adoption of this Agreement, on the date the Schedule 13E-3 or any amendment or supplement thereto is filed with the SEC and at the Effective Time, will contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

SECTION 5.7. Finders’ Fees. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent who might be entitled to any fee or commission from the Company or any of its Affiliates in connection with the transactions contemplated by this Agreement.

SECTION 5.8. Other Agreements. Except for the Voting Agreements, and except as set forth in Parent’s Schedule 13D as currently on file with the SEC or disclosed by Parent to the Company in writing prior to the date of this Agreement, neither Parent nor Merger Subsidiary has (i) entered into any contract or agreement with any officer or director of the Company or any of its Subsidiaries in connection with the transactions contemplated by this Agreement or (ii) any beneficial ownership or sole or shared voting power with respect to any shares of Company Stock.

ARTICLE 6

COVENANTS OF THE COMPANY

SECTION 6.1. Conduct of the Company. From the date of this Agreement until the Effective Time, and except as otherwise expressly provided in this Agreement, the Company shall, and shall cause its Subsidiaries to, (i) conduct their business in the ordinary course consistent with past practice and (ii) use their commercially reasonable efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of their present officers and employees. Without limiting the generality of the foregoing, except as otherwise expressly provided in this Agreement, from the date of this Agreement until the Effective Time, without the written consent of Parent, the Company shall not, and shall not permit any of its Subsidiaries to:

(a) adopt or propose any change to its certificate of incorporation or bylaws or other constituent documents;

(b) adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization (other than a merger or consolidation between wholly owned Subsidiaries of the Company) or merge or consolidate with any other Person or acquire a material amount of stock or assets of any other Person;

(c) sell, lease, license or otherwise dispose of any Subsidiary or any material amount of assets, securities or property;

(d) issue, sell, grant, dispose of, pledge or otherwise encumber, or authorize the issuance, sale, grant, disposition or pledge or other encumbrance of any Company Securities or Company Subsidiary Securities, except for the issuance of Company Stock (i) to Parent or its Affiliates, (ii) as contemplated in Section 4.5(b) of the Disclosure Schedule or (iii) upon exercise of Company Stock Options or Company Warrants disclosed in Company SEC Documents filed prior to the date of this Agreement;

(e) redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, any of its shares of capital stock or other equity securities;

(f) split, combine, subdivide or reclassify any shares of its capital stock or other equity securities;

(g) declare, set aside for payment or pay any dividend, or make any other actual, constructive or deemed distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock or otherwise make any payments to stockholders in their capacity as such, other than dividends declared or paid by any wholly owned Subsidiary of the Company to any other wholly owned Subsidiary of the Company or to the Company;

(h) amend any term of any of its outstanding securities;

(i) incur, assume or guarantee any indebtedness for borrowed money or guarantee any such indebtedness or make any loans, advances or capital contributions to, or investments in, any Person other than the Company’s wholly owned Subsidiaries;

(j) create, incur or permit the creation or incurrence of any Lien on any asset other than in the ordinary course of business consistent with past practices;

(k) except as required by applicable Law or pursuant to the terms of written binding agreements in effect on the date of this Agreement: (i) grant any severance or termination pay to (or amendment to any existing arrangement with) any director, officer or employee of the Company or any of its Subsidiaries; (ii) increase benefits payable under any existing severance or termination pay policies or employment agreements; (iii) enter into any employment, deferred compensation or other similar agreement (or amend any such existing agreement) with any director, officer or employee of the Company or any of its Subsidiaries; (iv) establish, adopt or amend (except as required by applicable Law) any collective bargaining agreement, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement covering any director, officer or employee of the Company or any of its Subsidiaries; or (v) increase any compensation, bonus or other benefits payable to any director, officer or employee of the Company or any of its Subsidiaries, other than increases in connection with promotions made in the ordinary course consistent with past practice to employees who are not directors or officers of the Company or any of its Subsidiaries but only if any such increase does not exceed $5,000 per such employee per annum;

(l) enter into any transaction, commitment, contract or agreement relating to its assets or business (including the acquisition or disposition of any assets) or relinquish any contract or other right that in any such case is material to the Company and its Subsidiaries taken as a whole;

(m) change its method of accounting or accounting principals or practice (including any change in fiscal year), except for any such change required by GAAP or Regulation S-X under the 1934 Act;

(n) settle, or propose to settle, any litigation, investigation, arbitration, proceeding or other claim that is material to the Company and its Subsidiaries, taken as a whole;

(o) make any capital expenditure, other than in accordance with the Company’s budget provided to Parent prior to the date of this Agreement, in an amount exceeding $25,000 individually or $100,000 in the aggregate;

(p) make or change any investment in cash equivalents or marketable securities, other than in accordance with the Company’s written investment policy provided to Parent prior to the date of this Agreement;

(q) enter into any new line of business; or

(r) agree or commit to do any of the foregoing.

SECTION 6.2. Stockholder Meeting; Proxy Material. Unless and until this Agreement is terminated in accordance with Article 10, the Company shall cause a meeting of its stockholders (the “Company Stockholder Meeting”) to be duly called and held as soon as reasonably practicable for the purpose of obtaining the Stockholder Vote, even if the Board of Directors of the Company or the Special Committee determines at any time after the date of this Agreement that this Agreement is no longer advisable or recommends that the stockholders of the Company vote against its adoption. Subject to the last sentence of Section 6.3(b), the Company Proxy Statement shall include disclosure of the approval and declaration of advisability by the Board of Directors of the Company of this Agreement and the Merger and the recommendation of the Board of Directors of the Company and the Special Committee to the Company’s stockholders that they vote in favor of the adoption of this Agreement. In connection with the Company Stockholder Meeting, the Company will (i) promptly prepare and file with the SEC, use its reasonable best efforts to have cleared by the SEC and thereafter mail to its stockholders as promptly as practicable the Company Proxy Statement and all other proxy materials for such meeting, (ii) solicit from its stockholders proxies in favor of the adoption of this Agreement and use its reasonable best efforts to obtain the necessary adoption by its stockholders of this Agreement (it is understood and agreed that the withdrawal or modification of the recommendation of the Board of Directors of the Company and the Special Committee in accordance with the second sentence of this Section 6.2 and the provisions of Section 6.3(b) shall not be a violation this clause (ii)) and (iii) otherwise comply with all legal requirements applicable to the Company Stockholder Meeting. The Company shall permit Parent and Merger Subsidiary and their counsel to review and provide comments to the Company Proxy Statement before it is filed with the SEC. The Company will incorporate any such comments that are reasonable into the Company Proxy Statement. In addition, the Company shall provide Parent and Merger Subsidiary and their counsel any comments or other communications, whether written or oral, that the Company may receive from time to time from the SEC or its staff with respect to the Company Proxy Statement promptly after the receipt of such comments or other communications and shall give Parent and Merger Subsidiary and their counsel a reasonable opportunity to review and suggest responses to such comments or other communications. After the Company Stockholder Meeting has been duly noticed by the Company, it will not adjourn or postpone the Company Stockholder Meeting (other than an adjournment for lack of a quorum) without the prior written consent of Parent.

SECTION 6.3. No Solicitation. (a) Except to the extent provided in Section 6.3(b), neither the Company nor any of its Subsidiaries shall, nor shall the Company or any of its Subsidiaries authorize or permit any of its or their officers, directors, employees, investment bankers, attorneys, accountants, consultants, representatives or other agents or advisors (the “Company Representatives”) to, directly or indirectly, (i) solicit, initiate or knowingly take any action to encourage the submission of any Acquisition Proposal, (ii) enter into or participate in any discussions or negotiations with, furnish any information relating to the Company or any of its Subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to, otherwise cooperate in any way with, or assist, participate in, or knowingly facilitate or encourage any effort by any Third Party that is seeking to make, or has made, an Acquisition Proposal, (iii) enter into any agreement, assignment or understanding requiring it to abandon, terminate or fail to consummate the Merger or any other transactions contemplated by this Agreement, or (iv) grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its Subsidiaries.

(b) Prior to the Company Stockholder Meeting, the Company and its Subsidiaries and the Company Representatives may (i) enter into or participate in negotiations or discussions with any Third Party that has made an unsolicited Acquisition Proposal that the Board of Directors of the Company or the Special Committee determines in good faith based on matters it deems relevant (after consultation with its financial advisor) is, is reasonably likely to be, or is reasonably likely to result in, a Superior Proposal, and (ii) furnish to such Third Party information relating to, and afford access to the business, properties, assets, books and records of, the Company or any of its Subsidiaries, pursuant to a confidentiality agreement with terms no less favorable to the Company than those contained in the Confidentiality Agreement dated as of May 13, 2004 between the Company and Parent (the “Confidentiality Agreement”) (a copy of which shall be provided for informational purposes only to Parent), provided, that the Company, its Subsidiaries and the Company Representatives may take any action referred to in clauses (i) or (ii) only if the Board of Directors of the Company or the Special Committee determines in good faith by a majority vote (after consultation with its legal counsel) that the failure to take such action would be reasonably likely to result in a breach of its fiduciary duties under applicable law. The Board of Directors of the Company or the Special Committee may withdraw or modify in a manner adverse to Parent the recommendation of the Board of Directors of the Company and the Special Committee to the Company’s stockholders referred to in Section 6.2 hereof only: (x) following receipt of a Superior Proposal, if the Board of Directors of the Company or the Special Committee determines in good faith by a majority vote (after consultation with its legal counsel), that the failure to take such action would result in a breach of its fiduciary duties under applicable Law; or (y) following the occurrence of a material change or event with respect to the Company and discussions with Parent with respect thereto, if the Board of Directors of the Company or the Special Committee determines in good faith by a majority vote (after consultation with its legal counsel) that the withdrawal or modification of such recommendation is required by applicable Law.

(c) Neither the Board of Directors of the Company nor the Special Committee shall take any of the actions referred to in Section 6.3(b) unless the Company shall have delivered to Parent a prior written notice advising Parent that it intends to take such action. In addition, the Company shall notify Parent promptly (but in no event later than 2 Business Days) after receipt by the Company (or any of its advisors) of any Acquisition Proposal or of any request for information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, books or records of the Company or any of its Subsidiaries by any Third Party that the Board of Directors of the Company or the Special Committee reasonably believes may be considering making, or has made, an Acquisition Proposal. The Company shall provide such notice orally and in writing and shall identify the Third Party making, and the material terms and conditions of, any such Acquisition Proposal, indication or request and the status of any such negotiations or discussions. The Company shall keep Parent reasonably informed, on a prompt basis, of the status and material details of any such Acquisition Proposal, indication or request, shall inform Parent promptly (but in no event later than 24 hours) after any change in such status or details and shall promptly provide to Parent a copy of any information provided to any Third Party pursuant to Section 6.3(b)(ii) which has not previously been provided to Parent. The Company shall, and shall cause its Subsidiaries and the directors, advisors, employees and other agents of the Company and any of its Subsidiaries to, cease immediately and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any Third Party conducted prior to the date of this Agreement with respect to any Acquisition Proposal and shall use its reasonable best efforts to cause any such Party (or its agents or advisors) in possession of confidential information about the Company that was furnished by or on behalf of the Company to return or destroy all such information.

(d) Nothing contained in this Agreement shall prohibit the Board of Directors of the Company from complying with Rule 14e-2 promulgated under the 1934 Act with regard to a tender or exchange offer or making any disclosure required under applicable Law.

(e) “Superior Proposal” means any bona fide, unsolicited written Acquisition Proposal (substituting 20% in the definition of Acquisition Proposal with 50.1% for purposes of this definition) on terms that the Board of Directors of the Company or the Special Committee determines in good faith by a majority vote, after consultation with its financial advisor and taking into account all the terms and conditions of the Acquisition Proposal, including any break-up fees, expense reimbursement provisions and conditions to consummation, is more favorable and provides greater value to all of the Company’s stockholders (in their capacity as stockholders) than the transactions contemplated by this Agreement, for which financing, to the extent required, is then fully committed or reasonably determined to be available by the Board of Directors of the Company or the Special Committee, and which is reasonably capable of being consummated.

SECTION 6.4. Tax Matters. (a) Neither the Company nor any of its Subsidiaries shall make or change any Tax election, change any annual tax accounting period, adopt or change any method of tax accounting, file any amended Tax Returns or claims for Tax refunds, enter into any closing agreement, surrender any Tax claim, audit or assessment, surrender any right to claim a Tax refund, offset or other reduction in Tax liability, consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment or take or omit to take any other action, if any such action or omission would have the effect of increasing the Tax liability or reducing any Tax asset of the Company or any of its Subsidiaries.

(b) The Company and each of its Subsidiaries will establish or cause to be established in accordance with GAAP on or before the Effective Time an adequate accrual for all Taxes due with respect to any period ending prior to or as of the Effective Time.

(c) All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with the Merger (including any real property transfer tax and any similar Tax) shall be paid by the Company when due, and the Company will, at its own expense, file all necessary Tax returns and other documentation with respect to all such Taxes and fees, and, if required by applicable Law, the Company will, and will cause its Affiliates to, join in the execution of any such Tax returns and other documentation.

SECTION 6.5. Stockholder Litigation. The Company shall keep Parent informed of, and give Parent the opportunity to participate in the defense or settlement of, any stockholder litigation against the Company or its directors and officers relating to the transactions contemplated by this Agreement. The Company shall not enter into, or agree to, any settlement of such stockholder litigation against the Company or its directors without the consent of Parent. The Company shall give the carrier of its officers’ and directors’ liability insurance policies due, proper and timely notice under the applicable insurance policy of all litigation involving the Company or its directors and officers relating to the transactions contemplated by this Agreement.

ARTICLE 7

COVENANTS OF PARENT

SECTION 7.1. Director and Officer Liability. Parent shall cause the Surviving Corporation, and the Surviving Corporation hereby agrees, to do the following:

(a) For six years after the Effective Time, (i) the Surviving Corporation shall indemnify and hold harmless the present and former officers and directors of the Company (each an “Indemnified Person”) in respect of acts or omissions occurring at or prior to the Effective Time (including with respect to acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby) to the fullest extent permitted by Delaware Law or any other applicable Laws or provided under the Company’s certificate of incorporation in effect on the date of this Agreement, provided that such indemnification shall be subject to any limitation imposed from time to time under applicable Law and (ii) the Surviving Corporation shall include and cause to be maintained in effect in the Surviving Corporation’s certificate of incorporation and bylaws the provisions regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses contained in the Company’s certificate of incorporation and bylaws in effect on the date of this Agreement. The Surviving Corporation shall honor all indemnification agreements with any Indemnified Person in effect on the date of this Agreement in accordance with the terms thereof as in effect on the date of this Agreement.

(b) For six years after the Effective Time, the Surviving Corporation or Parent shall maintain in effect officers’ and directors’ liability insurance in respect of acts or omissions occurring at or prior to the Effective Time covering each such Indemnified Person currently covered by the Company’s officers’ and directors’ liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date of this Agreement, provided that, in satisfying its obligation under this Section 7.1(b), the Surviving Corporation shall not be obligated to pay premiums in excess of 200% of the amount the Company paid on December 5, 2003 for such policy as in effect on the date of this Agreement.

(c) If Parent, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 7.1.

(d) The rights of each Indemnified Person under this Section 7.1 shall be in addition to any rights such Person may have under the certificate of incorporation or bylaws of the Company or any of its Subsidiaries, or under Delaware Law or any other applicable Laws or under any agreement of any Indemnified Person with the Company or any of its Subsidiaries. These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Person.

SECTION 7.2. Stockholder Litigation. Parent shall keep the Company informed of, and give the Company the opportunity to participate in the defense or settlement of, any stockholder litigation involving the Company or its directors and officers relating to the transactions contemplated by this Agreement. Parent shall not, without the consent of the Company, enter into, or agree to, any settlement of such stockholder litigation unless such settlement includes an unconditional release of the Company from all liability arising out of such litigation.

SECTION 7.3 Employees. For a period of not less than twelve (12) months following the Effective Time, the Parent shall, or shall cause the Surviving Corporation to, maintain (i) employee benefit plans, programs and arrangements and salaries (excluding equity-based plans and severance plans) for each individual who was an employee (and who, after the Effective Time, continues to be an employee) of the Company or any of its Subsidiaries immediately prior to the Effective Time, which are, in the aggregate, no less favorable to any such individual than those provided pursuant to the Employee Plans (excluding equity-based plans and severance plans) as of immediately before the Effective Time, and (ii) employee benefit plans, programs and arrangements and salaries that are triggered upon the termination of employment for each individual who was an employee of the Company or any of its Subsidiaries immediately prior to the Effective Time (regardless of whether such individual continues to be an employee after the Effective Time), which are, in the aggregate, no less favorable to any such individual than those provided to similarly situated employees of Parent or a Subsidiary of Parent as of immediately before the Effective Time. Each Person who is an employee of the Company or its Subsidiaries immediately prior to the Effective Time (a “Covered Employee”) shall be given credit for all service with the Company or any of its Subsidiaries (and service credited by the Company or any of its Subsidiaries) prior to the Effective Time (to the extent recognized as service under corresponding Employee Plans in effect immediately before the Effective Time) for crediting service for purposes of eligibility to participate, vesting and determination of level of benefits (but not for purposes of calculating benefit accrual service under any defined benefit pension plan), under (i) all employee benefit plans, programs and arrangements maintained by or contributed to by Parent and its Subsidiaries (including, after the Effective Time, the Surviving Corporation) in which such Covered Employees become participants, and (ii) severance plans maintained by Parent or a Subsidiary of Parent for purposes of calculating the amount of each Covered Employee’s severance benefits. After the Effective Time, the Parent and the Surviving Corporation shall (i) waive all limitations as to preexisting conditions and waiting periods with respect to participation and coverage requirements applicable to the Covered Employees under any welfare benefit plans that such Covered Employees may be eligible to participate in after the Effective Time, and (ii) provide each Covered Employee with credit for any co-payments and deductibles paid during the portion of the relevant plan year prior to the Effective Time in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans that such Covered Employees are eligible to participate in after the Effective Time. Nothing in this Section 7.3 shall confer upon any employee of the Company or any of its Subsidiaries any right to continue in the employ of the Company or any of its Subsidiaries or Affiliates, or interfere in any way with any right of the Company or any of its Subsidiaries or Parent of any of its Affiliates to terminate such employment at any time for any reason whatsoever (whether for cause or without cause) without liability to the Company, or any of its Subsidiaries or Parent or any of its Affiliates.

SECTION 7.4. Voting of Shares. Parent shall vote or cause to be voted any shares of Company Stock owned by it or its Subsidiaries in favor of adoption of this Agreement at the Company Stockholder Meeting.

ARTICLE 8

COVENANTS OF PARENT AND THE COMPANY

SECTION 8.1. Consents. Subject to the terms and conditions of this Agreement, Company and Parent will use their commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate the transactions contemplated by this Agreement. In furtherance and not in limitation of the foregoing, each of Parent and Company agrees to, if required by Law, make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and in any event within ten business days after the date of this Agreement and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable; provided that neither Parent nor Merger Subsidiary or any of their affiliates shall be required by this Section 8.1 to: (A) pay any consideration, (B) surrender, modify or amend in any substantive respect any license or contract (including this Agreement), (C) hold separately (in trust or otherwise) or divest itself of, any of its assets, (D) agree to any limitations on any such Person’s freedom of action with respect to future acquisitions of assets or with respect to any existing or future business or activities or on the enjoyment of the full rights or ownership, possession and use of any asset now owned or hereafter acquired by any such Person, or (E) agree to any of the foregoing or any other conditions or requirements of any Governmental Authority or other Person that are materially adverse or burdensome.

SECTION 8.2. Certain Filings. The Company and Parent shall cooperate with one another (i) in connection with the preparation of the Company Proxy Statement and the Schedule 13E-3, (ii) in determining whether any action by or in respect of, or filing with, any Governmental

Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any Material Contracts, Company Stock Options or Company Warrants, in connection with the consummation of the transactions contemplated by this Agreement, and (iii) in taking such actions or making any such filings, furnishing information required in connection therewith or with the Company Proxy Statement or the Schedule 13E-3 and seeking timely to obtain any such actions, consents, approvals or waivers.

SECTION 8.3. Public Announcements. Parent and the Company will consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby and, except as may be required by applicable Law or any listing agreement with any national securities exchange or the Nasdaq Stock Market, neither Parent nor the Company will issue any such press release or make any such public statement prior to such consultation.

SECTION 8.4. Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

SECTION 8.5. Access to Information. From the date hereof until the Effective Time and subject to applicable Law and the Confidentiality Agreement, the Company shall (i) give to Parent, its counsel, financial advisors, auditors and other authorized representatives reasonable access upon prior notice to the offices, properties, books and records of the Company and its Subsidiaries, (ii) furnish to Parent, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such Persons may reasonably request and (iii) instruct its employees, counsel, financial advisors, auditors and other authorized representatives to cooperate with Parent in its investigation. Any investigation pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company. No information or knowledge obtained in any investigation pursuant to this Section shall affect or be deemed to modify any representation or warranty made by any party hereunder. All information provided under this Section 8.5 shall be subject to the terms and provisions of the Confidentiality Agreement to the extent applicable.

SECTION 8.6. Notices of Certain Events. (a) Each of the Company and Parent shall promptly notify the other of:

(i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(ii) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would reasonably be likely to cause (A) any of its representations or warranties contained in this Agreement to be untrue or inaccurate in any material respect or (B) any of its material covenants or agreements contained herein not to be complied with or satisfied;

(iii) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement (including the Schedule 13E-3 and the Company Proxy Statement); and

(iv) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving the transactions contemplated by this Agreement.

(b) The Company shall promptly notify Parent of any actions, suits, claims, investigations or proceedings commenced or, to the knowledge of the Company, threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Article 4.

ARTICLE 9

CONDITIONS TO THE MERGER

SECTION 9.1. Conditions to Obligations of Each Party. The obligations of the Company, Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following conditions:

(a) this Agreement shall have been adopted by the stockholders of the Company in accordance with Delaware Law;

(b) any applicable waiting period (and any extension thereof) under the HSR Act relating to the Merger shall have expired or been terminated; and

(c) no provision of any applicable Law and no judgment, injunction, order or decree shall prohibit the consummation of the Merger.

SECTION 9.2. Conditions to the Obligations of Parent and Merger Subsidiary. The obligations of Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following further conditions:

(a) (i) the Company shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, (ii) each of the representations and warranties of the Company contained in this Agreement, without giving effect to any qualification as to “material,” “Material Adverse Effect” or any variation of such terms, shall be true and correct in all respects, in each case, at and as of the date of this Agreement and the Effective Time as if made at and as of such times (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of all of the representations and warranties of the Company contained in this Agreement to be true and correct, without giving effect to any qualification as to “material,” “Material Adverse Effect” or any variation of such terms, would not, individually or in the aggregate, have a Material

Adverse Effect on the Company, provided, that for purposes of this Section 9.2(a), the term “Material Adverse Effect on the Company” insofar as it relates to Section 4.10(a) shall not include any event, change, circumstance or effect: (A) resulting from conditions affecting the U.S. economy or financial markets in general or the industries in which the Company operates or (B) that constitutes a seasonal reduction in Company’s revenues or earnings that is consistent with Company’s past operating history and (iii) Parent shall have received a certificate signed by the chief executive officer of the Company to the foregoing effect;

(b) there shall not have been instituted or pending any action or proceeding (or any investigation or other inquiry that is reasonably likely to result in such action or proceeding) by any Governmental Authority (i) seeking to restrain or prohibit Parent’s ownership or operation (or that of its Subsidiaries or Affiliates, including, without limitation, the Company and its Subsidiaries) of all or any material portion of the business or assets of the Company or any of its Subsidiaries, or of Parent or any of its Subsidiaries or Affiliates, or to compel Parent or any of its Subsidiaries or Affiliates, including, without limitation, the Company and its Subsidiaries, to dispose of or hold separate all or any of the business or assets of the Company or any of its Subsidiaries, or of Parent or any of its Subsidiaries or Affiliates, or (ii) that otherwise is reasonably likely to have a Material Adverse Effect on the Company or Parent;

(c) there shall not be outstanding, at the Effective Time, any Company Securities or any Company Subsidiary Securities that directly or indirectly call for the Company or any of its Subsidiaries after the Effective Time to issue, deliver or sell, or to cause to be issued, delivered or sold, any shares of capital stock of the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to grant, extend or enter into any of the foregoing, except for (i) Company Securities issuable to Parent or its Affiliates and (ii) Company Securities that would (without any action on the part of the Company, Parent, Merger Subsidiary, the Surviving Corporation or any other Person) be canceled upon consummation of the Forward Subsidiary Merger; and

(d) all other authorizations, consents, waivers, orders or approvals for the Merger required to be obtained, and all other filings, notices or declarations required to be made, by Parent, the Merger Subsidiary, or the Company prior to the consummation of the Merger and the transactions contemplated hereby, shall have been obtained from and/or made with, any Governmental Authorities and all third parties except for such authorizations, consents, waivers, orders, approvals, filings, notices or declarations the failure to obtain or make which would not, individually or in the aggregate, have a Material Adverse Effect on the Company or Parent.

SECTION 9.3. Condition to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction of the following further condition: (i) each of Parent and Merger Subsidiary shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, (ii) each of the representations and warranties of Parent contained in this Agreement, without giving effect to any qualification as to “material,” “material adverse effect” or any variation of such terms, shall be true and correct in all respects, in each case, at and as of the date of this Agreement and the Effective Time as if made at and as of such times, (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of all of the representations and warranties of Parent contained in this Agreement to be true and correct, without giving effect to any qualification as to “material,” “material adverse effect” or any variation of such terms, would not, individually or in the aggregate, have a material adverse effect on the ability of Parent or Merger Subsidiary to consummate the transactions contemplated by this Agreement and (iii) the Company shall have received a certificate signed by a senior executive officer of Parent to the foregoing effect.

ARTICLE 10

TERMINATION

SECTION 10.1. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any adoption of this Agreement by the stockholders of the Company):

(a) by mutual written agreement of the Company and Parent;

(b) by either the Company or Parent, if:

(i) the Merger has not been consummated on or before May 1, 2005 (the “End Date”);

(ii) there shall be any Law that makes consummation of the Merger illegal or otherwise prohibited or there shall be entered any judgment, injunction, order or decree of any court or governmental body having competent jurisdiction enjoining or otherwise prohibiting Company or Parent from consummating the Merger and such judgment, injunction, judgment or order shall have become final and nonappealable; or

(iii) this Agreement and the Merger shall not have been adopted in accordance with Delaware Law by the Company’s stockholders at the Company Stockholder Meeting (or any permitted adjournment or postponement thereof);

(c) by Parent, if a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement shall have occurred that would cause the condition set forth in Section 9.2(a) not to be satisfied, and such condition is incapable of being satisfied by the End Date;

(d) by the Company, if a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Parent or Merger Subsidiary set forth in this Agreement shall have occurred that would cause the condition set forth in Section 9.3 not to be satisfied, and such condition is incapable of being satisfied by the End Date;

(e) by Parent, if (i) the Board of Directors of the Company or the Special Committee shall have failed to make or shall have withdrawn or modified in a manner adverse to Parent its approval or recommendation to the Company’s stockholders referred to in Section 6.2 or (ii) the Company shall have breached any of its obligations under Section 6.3; or

(f) by the Company but only prior to the time the Stockholder Vote is obtained at the Company Stockholder Meeting, if (i) the Company is not in breach of any of its obligations under Section 6.2 at the time of the termination of this Agreement pursuant to this Section 10.2(f), (ii) the Board of Directors of the Company or the Special Committee authorizes the

Company, subject to complying with the terms of Sections 6.3 and this 10.1(f) and Article 11 of this Agreement, to enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal (a “Superior Proposal Agreement”) and the Company notifies Parent, in writing, promptly and at least two Business Days prior to such termination, of its intention to enter into such a Superior Proposal Agreement, attaching the most current draft of such Superior Proposal Agreement (or a description of all material terms and conditions thereof), (iii) Parent does not make, within two Business Days of receipt of such written notification, an offer that the Board of Directors of the Company or the Special Committee determines, in good faith, after consultation with its financial advisers, is at least as favorable to the stockholders of the Company as such Superior Proposal and (iv) the Company prior to such termination pursuant to this Section 10.1(f) pays to Parent in immediately available funds the amounts required to be paid pursuant to Section 11.4(b).

The party desiring to terminate this Agreement pursuant to this Section 10.1 (other than pursuant to Section 10.1(a)) shall give notice of such termination to the other party.

SECTION 10.2. Effect of Termination. If this Agreement is terminated pursuant to Section 10.1, this Agreement shall become void and of no effect without liability of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other party hereto; provided that, if such termination shall result from the willful (i) failure of any party to fulfill a condition to the performance of the obligations of the other party, (ii) failure of any party to perform any of its covenants contained in this Agreement, or (iii) breach by any party of any of its representations or warranties contained herein, such party shall be fully liable for any and all liabilities and damages incurred or suffered by the other party as a result of such failure or breach. The provisions of this Section 10.2 and Sections 11.4, 11.5, 11.6, 11.7, 11.8, 11.9, 11.10 and 11.12 shall survive any termination hereof pursuant to Section 10.1.

ARTICLE 11

MISCELLANEOUS

SECTION 11.1. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

if to Parent or Merger Subsidiary, to:

Viacom Inc.

1515 Broadway

New York, NY 10036

Fax: (212) 258-6099

Attn: General Counsel

with a copy to:

Hughes Hubbard & Reed LLP

One Battery Park Plaza

New York, NY 10004

Fax: (212) 422-4726

Attn: Kenneth A. Lefkowitz

if to the Company, to:

SportsLine.com, Inc.

2200 West Cypress Creek Road

Fort Lauderdale, FL 33309

Fax: (954) 351-9175

Attn: President

with a copy to:

Greenberg Traurig, P.A.

1221 Brickell Avenue

Miami, FL 33131

Fax: (305) 579-0717

Attn: Kenneth C. Hoffman

and to:

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, NY 10036

Fax: (212) 735-2000

Attn: Thomas H. Kennedy

or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 p.m., and such day is a Business Day, in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

SECTION 11.2. Survival. The representations and warranties contained in Articles 4 and 5 and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time. The covenants and agreements of the parties contained herein that by their terms apply or are to be performed in whole or in part after the Effective Time (including those agreements contained in Article 2 and Sections 7.1, 7.3 and 8.4) shall survive the Effective Time.

SECTION 11.3. Amendments; Waivers. (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective, provided that, after the adoption of this Agreement by the stockholders of the Company and without their further approval, no such amendment or waiver shall reduce the amount or change the kind of consideration to be received in exchange for any shares of capital stock of the Company or effect any other change not permitted by Section 251(d) of Delaware Law.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

SECTION 11.4. Expenses. (a) Except as otherwise provided in this Section or in Section 10.2, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

(b) Upon any termination of this Agreement for any reason (other than a termination that would not have occurred but for the failure of Parent or Merger Subsidiary to fulfill its or their obligations hereunder), the Company shall reimburse Parent and its Affiliates (by wire transfer of immediately available funds), no later than two Business Days after such termination (or, in the event of a termination pursuant to Section 10.1(f), within the time period set forth in Section 10.1(f)(iv)) for 100% of the reasonable and documented out-of-pocket fees and expenses (including reasonable fees and expenses of their counsel) actually incurred by them in connection with this Agreement and the transactions contemplated hereby up to a maximum of one million dollars ($1,000,000).

(c) The Company acknowledges that the agreements contained in this Section 11.4 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Parent and Merger Subsidiary would not enter into this Agreement. Accordingly, if the Company fails promptly to pay any amount due to Parent pursuant to this Section 11.4, it shall also pay any reasonable and documented out-of-pocket costs and expenses incurred by Parent or Merger Subsidiary in connection with a legal action to enforce this Agreement that results in a judgment against the Company for such amount.

SECTION 11.5. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto, except that Parent or Merger Subsidiary may transfer or assign, in whole or from time to time in part, to one or more of the direct or indirect wholly-owned Subsidiaries of Parent, the right to enter into the transactions contemplated by this Agreement, but any such transfer or assignment will not relieve Parent or Merger Subsidiary of its obligations hereunder. Any attempted assignment in violation of this Section 11.5 shall be null and void and shall have no effect.

SECTION 11.6. Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware.

SECTION 11.7. Jurisdiction. The parties agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be exclusively brought in any federal court located in the State of Delaware or any Delaware state court, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 11.1 shall be deemed effective service of process on such party.

SECTION 11.8. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 11.9. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto. Except as and to the extent provided in Section 7.1, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

SECTION 11.10. Entire Agreement. This Agreement and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

SECTION 11.11 Captions. The captions herein and in the Disclosure Schedule are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

SECTION 11.12. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner so that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

SECTION 11.13. Disclosure Schedule. For purposes of this Agreement, the term “Disclosure Schedule” means the schedule of disclosures dated as of the date hereof and delivered by the Company to Parent on or prior to the date of this Agreement. Any item or information set forth in a specific section of the Disclosure Schedule shall be deemed to have been disclosed in another section of the Disclosure Schedule only if: (a) such item or information is accompanied by an appropriate cross-reference to such other section of the Disclosure Schedule; or (b) such item or information is disclosed in such a way as to make its relevance to the disclosure required by such other section of the Disclosure Schedule reasonably apparent on its face; provided, however, that the Company shall use its reasonable best efforts to disclose all facts in the appropriate section of the Disclosure Schedule or to provide a specific cross-reference when such disclosure is required.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be duly executed by their respective authorized officers as of the day and year first above written.

SPORTSLINE.COM, INC.

By:	/s/ Michael Levy
Name:	Michael Levy
Title:	President and Chief Executive
Officer

VIACOM INC.

By:	/s/ Michael D. Fricklas
Name:	Michael D. Fricklas
Title:	Executive Vice President, General
Counsel & Secretary

STARGATE ACQUISITION CORP. TWO

By:	/s/ Michael D. Fricklas
Name:	Michael D. Fricklas
Title:	Executive Vice President

Exhibit A

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

Stargate Acquisition Corp. Two

1. The name of the Corporation is: Stargate Acquisition Corp. Two.

2. The address of its registered office in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle, 19808. The name of its registered agent at such address is Corporation Service Company.

3. The nature of the business or purposes to be conducted or promoted is: To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

4. The total number of shares of stock which the Corporation shall have authority to issue is             .1 All such shares are to have $.01 par value.

5. The Corporation is to have perpetual existence.

6. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter or repeal the By-Laws of the Corporation.

7. Meetings of stockholders may be held within or without the State of Delaware, as the By-Laws may provide. The books of the Corporation may be kept (subject to any provisions contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws of the Corporation. Elections of Directors need not be by written ballot unless the By-Laws of the Corporation shall so provide.

8. The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by the provisions of paragraph (7) of subsection (b) of Section 102 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented.

[1]	A number of shares to be determined by Parent prior to the Effective Time.

9. The Corporation shall, to the fullest extent permitted by the provisions of Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-Law, agreement, vote of stockholders or disinterested directors or otherwise, both as to a person who is, or has ceased to be, a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

10. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.